EXHIBIT 2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into this September 17, 2014, by and between (1) Dov Baharav (the “Purchaser”), and (2) York Capital Management, L.P., a Delaware limited partnership, York Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership, York Credit Opportunities Fund, L.P., a Delaware limited partnership, York Credit Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership, Jorvik Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership and Permal York Ltd., a British Virgin Islands company (each, a "Seller Entity" and, collectively, the “Seller”). Each of Purchaser and Seller may be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS, Gilat Satellite Networks Ltd. (the “Company”) is a public Israeli company whose ordinary shares, par value NIS 0.2 per share (“Ordinary Shares”), are traded on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange; and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser a total of 849,182 Ordinary Shares of the Company (the "Purchased Shares") in an off-market private transaction in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Sale of the Purchased Shares. On the Effective Date, Seller shall sell and transfer to Purchaser and Purchaser shall purchase from Seller the Purchased Shares, free and clear of any and all Encumbrances (as defined below), at a price per Purchased Share of US$4.95 and an aggregate purchase price of US$4,203,451 (the “Purchase Price”). The “Effective Date” shall be the business day in New York and Israel immediately following the day on which Seller notifies Purchaser that it is ready to consummate the sale of the Purchased Shares for the Purchase Price, but in no event before September 21, 2014 or after October 21, 2014.

For purposes of this Agreement "Encumbrances" shall mean: liens, pledges, security interests, easements, restrictive covenants, claims, charges, mortgages or other third party rights of any kind, provided however that (i) the Purchased Shares certificates bear certain restrictive legends under U.S. securities law, (ii) the Seller is not obligated to remove the legends prior to, during or following the Effective Date, and (iii) the Purchased Shares shall be transferred from the Seller to the Purchaser with their legends and subject to the terms of the restrictions reflected by the legends.

2.	The following transactions shall take place on the Effective Date, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents have been delivered:

(1)	Seller Entities shall transfer to Purchaser the Purchased Shares, free and clear of any and all Encumbrances, as follows:

Name of Seller Entity	Number of Purchased Shares
York Capital Management, L.P.	59,867
York Multi-Strategy Master Fund, L.P.	580,978
York Credit Opportunities Fund, L.P.	31,480
York Credit Opportunities Master Fund, L.P.	67,514
Jorvik Multi-Strategy Master Fund, L.P.	58,407
Permal York Ltd.	50,936
Total	849,182

(2)	Seller shall deliver to Purchaser duly executed irrevocable instructions from the Seller to the broker holding the Purchased Shares or to the holder registered as holding the Purchased Shares with any registration company or otherwise, instructing the electronic transfer of the Purchased Shares to the account of the Purchaser, as previously provided to Seller by Purchaser.

(3)	Purchaser shall deliver to Seller duly executed irrevocable instructions to Purchaser's bank as to the transfer of the Purchase Price to the bank accounts of the respective Seller Entities, as set forth in Exhibit A attached hereto. The Purchase Price shall be paid in US$ by wire transfer of immediately available funds.

3.	Representations and Warranties.

(1)	Ownership of Purchased Shares. Seller hereby represents and warrants to Purchaser that each Seller Entity is the beneficial and record owner and holder of the Purchased Shares being sold by it and owns such Purchased Shares free and clear of any and all Encumbrances, except certain restrictive legends on the Purchased Shares certificates.

(2)	Authorization; Binding Authority; Enforceability. Each Party represents to the other Party that it has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it, and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. No authorization, approval or consent of, any third party is required of such Party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(3)	Independent Decision. Seller represents and warrants that it has made an independent decision to sell the Purchased Shares at the agreed price. Seller has determined that it is in possession of adequate information to make such decision, and confirms that it has not relied on any act, statement or omission of Purchaser or any information (in any form, whether written or oral) furnished by or on behalf of Purchaser in making that decision. Purchaser represents and warrants that it has made an independent decision to purchase the Purchased Shares at the agreed price. Purchaser has determined that it is in possession of adequate information to make such decision, and confirms that it has not relied on any act, statement or omission of Seller or any information (in any form, whether written or oral) furnished by or on behalf of Seller in making that decision.

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(4)	Sophisticated Investor. Each Party is a sophisticated, knowledgeable and experienced investor and has adequate information concerning the business and financial condition of the Company. Neither Party has disclosed any material non-public or confidential information to the other Party, and neither Party has requested that such information be disclosed. Each Party is capable of evaluating the merits and risks of the sale and of protecting its own interest in connection with the purchase and sale. Neither Party has given any investment advice or rendered any opinion to the other Party as to whether the purchase or sale of the Purchased Shares is prudent or suitable. Purchaser represents and warrants that it is acquiring the Purchased Shares for investment purposes and not with the intent to distribute or resell.

(5)	Waiver. Each Party, on its own behalf and on behalf of its successors and assigns, hereby expressly releases, discharges and dismisses any and all actions, causes of action, suits, claims, charges, demands, damages and losses of any type whatsoever, whether known or unknown, choate or inchoate, at law, in equity, by contract or otherwise against the other Party and its successors and assigns in each case arising from or involving the failure to disclose any or all of the information known to it or in its possession in connection with the sale and purchase of the Purchased Shares. Each Party waives any and all protections afforded under any applicable statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of any of the provisions of this Agreement.

4.	Miscellaneous.

(1)	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected hereby.

(2)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the appropriate court in Tel-Aviv, Israel, and agrees not to assert any objections to the jurisdiction thereof.

(3)	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the other Parties to this Agreement.

(4)	Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Parties to this Agreement.
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(5)	Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be facsimiled or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to the other Party in writing in accordance with this provision:

if to Seller:                           c/o York Capital Management

767 Fifth Avenue

17th floor

New York, NY 10153

United States

Tel: +1-212-300-1300

Email: rswanson@yorkcapital.com

Attention: General Counsel

if to Purchaser:                    Dov Baharav

c/o BVL Ventures Ltd.

1 Ha Shikma St.

Savyon, Israel, P.O.B. 42

Tel: +972 3 6039030

Email: dovb@bv-l.com

or such other address with respect to a Party as such Party shall notify the other Party in writing as above provided. Any notice sent in accordance with this Section 4(5) shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery to the above-referenced address, and (iii) if sent via email, on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

(6)	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise, afforded to any of the Parties, shall be cumulative and not alternative.

(7)	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
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(8)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

(9)	Expenses. Each Party shall bear its own legal and other expenses in connection with the transaction contemplated by this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Seller:

______________________________________

York Capital Management, L.P.

York Multi-Strategy Master Fund, L.P.

York Credit Opportunities Fund, L.P.

York Credit Opportunities Master Fund, L.P.

Jorvik Multi-Strategy Master Fund, L.P.

Permal York Ltd.

By: York Capital Management Global Advisors, LLC, as the investment advisor to the entities

Name: _______________________

Title: _______________________

[Signature Page to York – Dov Baharav Agreement]

Purchaser:

_____________________ Dov Baharav

[Signature Page to York – Dov Baharav Agreement]

Exhibit A

Seller Entities Bank Account Information